                                                                    EXHIBIT 4.60
November 11, 2002

Epic Edge, Inc.
5508 Highway 290 West
Suite 300
Austin, TX 78735
Attention: Richard Carter

Re: Agreement and Waiver Letter

Dear Richard:

Reference is hereby made to (a) that certain Note and Preferred Stock Purchase Agreement dated as of April 16, 2002, by and among EpicEdge, Inc. (the "Company"), Edgewater Private Equity Fund III, L.P. ("Edgewater") and certain other parties named therein, as amended (the "Purchase Agreement"), and (b) that certain Substitute Convertible Secured Promissory Note dated as of November 1, 2002 in the principal amount of $3,100,000 (the "Substitute Note"). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

Pursuant to Section 2.7 of the Purchase Agreement, at the Equity Closing, Edgewater shall convert the Outstanding Balance of the Substitute Note plus accrued interest thereon, not including the Edgewater Special Debt. Edgewater hereby agrees to convert a total of $1,217,011, which represents the $1,000,000 which must be converted, all accrued interest on the Substitute Note to the date of the Equity Closing ($117,011) and $100,000 of the Edgewater Special Debt. The remaining Edgewater Special Debt, plus interest that accrues thereon from the date of the Equity Closing, shall continue to be outstanding under the Substitute Note after the Equity Closing until the earlier of (a) repayment thereof in accordance with the terms of the Substitute Note, (b) conversion thereof into shares of preferred stock in accordance with the terms of the Purchase Agreement, or (c) as otherwise agreed between the parties.

Notwithstanding anything to the contrary contained in the Transaction Documents, Edgewater, as the Purchaser Majority, and the Company hereby acknowledge and agree as follows that the Investors and Purchasers:

      1. Waive the requirement of Section 5.2(c)(iv) for the delivery of certificates of good standing for each of the following jurisdictions in which the Company is or has previously been qualified to do business: Massachusetts, Missouri, Tennessee and Kentucky.

      2. Waive the requirement of Section 5.2(c)(v) for the delivery of the cancelled documents and instruments which are being terminated pursuant to the terms of Section 5.2(b) of the Purchase Agreement, with respect to the following persons: Fleck T.I.M.E. Fund, L.P. and Patrick Loche.

      3. Waive the requirement of Section 6.7 of the Purchase Agreement that the Company cause the approval of the listing on the AMEX of the shares of Investor Common Stock issued to Edgewater and TIME pursuant to the September Purchase Agreement and the shares of Conversion Stock issuable to the Purchasers pursuant to the Purchase Agreement.

      4. Waive the requirement of Section 5.2(d) of the Purchase Agreement with regard to the SEC Investigation.

This Side Letter may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument. One or more counterparts may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

This Side Letter shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Illinois, applicable to contracts made and performed in such State, without giving effect to the principles of conflicts of law.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

If the foregoing satisfactorily reflects your understanding of the subject matter contained herein, please confirm by dating and executing this Side Letter in the space provided below.

Very truly yours,

Edgewater Private Equity Fund III, L.P.

By: Edgewater III Management, L.P.
Its: General Partner

By: Gordon Management, Inc.
Its: General Partner


By:    /s/ Mark McManigal
   ------------------------------------
Name: Mark McManigal
     ----------------------------------
Its: Vice President
    -----------------------------------

AGREED AND ACCEPTED AS OF THIS 11TH DAY OF NOVEMBER, 2002

EpicEdge, Inc.


By:   /s/ Richard Carter
   ------------------------------------
Name: Richard Carter
     ----------------------------------
Its:  Chief Executive Officer
     ----------------------------------